Exhibit 10.2

AMENDMENT TO THE

REINSURANCE GROUP OF AMERICA, INCORPORATED

FLEXIBLE STOCK PLAN FOR DIRECTORS

Effective May 19, 2021

WHEREAS, Reinsurance Group of America, Incorporated (the “Company”) established the Reinsurance Group of America, Incorporated Flexible Stock Plan for Directors (the “Plan”) to enhance the ability of the Company to reward and provide stock based incentives to its non-employee directors; and

WHEREAS, on March 31, 2021, the Compensation Committee of the Board of Directors of the Company approved an amendment to the Plan, subject to shareholder approval, to increase the total number of shares authorized for issuance under the Plan by 25,000 shares.

NOW, THEREFORE, the Company hereby amends the Plan as follows:

1. Effective upon the date of approval of this amendment by the Company’s shareholders, Section 3.1 of the Plan is amended in its entirety to read as follows:

3.1 Number of Shares. The number of Shares which may be issued or sold or for which other Stock Based Awards may be granted under the Plan shall be 307,500 Shares. Such Shares may be authorized but unissued Shares (subject to payment of any required par value), Shares held in the treasury, or both. The maximum dollar amount with respect to which Benefits may be granted to any Participant under the Plan in any one year period shall not exceed $900,000. Pursuant to Section 9.3 of the Plan, any Shares subject to a Participant’s election pursuant to Section 9.3 of this Plan generally shall not be counted against the Share reserve of this Plan and shall, instead, count against Shares granted pursuant to the Phantom Stock Plan for Directors of Reinsurance Group of America, Incorporated as amended from time to time (“Phantom Plan”).

2. Capitalized terms used herein shall have the same meanings ascribed to them in the Plan.

IN WITNESS WHEREOF, Reinsurance Group of America, Incorporated hereby adopts the foregoing amendment this 19th day of May, 2021.

REINSURANCE GROUP OF AMERICA, INCORPORATED

By:	/s/ Anna Manning
Anna Manning, President and Chief Executive Officer

REINSURANCE GROUP OF AMERICA, INCORPORATED

FLEXIBLE STOCK PLAN FOR DIRECTORS

As Amended and Restated Effective May 23, 2017

REINSURANCE GROUP OF AMERICA, INCORPORATED

FLEXIBLE STOCK PLAN FOR DIRECTORS

ARTICLE I

NAME AND PURPOSE

1.1 Name. The name of this plan shall be the Flexible Stock Plan for Directors of Reinsurance Group of America, Incorporated (the “Plan”).

1.2 Purpose. The purpose of the Plan is to encourage the highest level of director performance by members of the Board of Directors of Reinsurance Group of America, Incorporated by providing certain outside directors with compensation based in part on the value of the Company’s Common Stock. The Plan is hereby amended and restated as provided herein.

ARTICLE II

DEFINITIONS OF TERMS AND RULES OF CONSTRUCTION

2.1 General Definitions. The following words and phrases, when used in the Plan, unless otherwise specifically defined or unless the context clearly otherwise requires, shall have the following respective meanings:

(a)

Affiliate. A Parent or Subsidiary of the Company, a Subsidiary of a Parent and any limited liability company, partnership, corporation, joint venture, or any other entity in which the Company or any such Subsidiary owns an equity interest.

(b)

Agreement. A written contract entered into between the Company or an Affiliate and a Participant or, in the discretion of the Board, a written certificate issued by the Company or an Affiliate to a Participant, in either case, containing or incorporating the terms and conditions of a Benefit in such form (not inconsistent with this Plan) as the Board approves from time to time, together with all amendments thereof, which amendments may be made unilaterally by the Company (with the approval of the Board) unless such amendments are deemed by the Board to be materially adverse to the Participant and are not required as a matter of law, or such other relevant written contract entered into between the Company or an Affiliate and a Participant and approved by the Board.

(c)	Benefit. Any benefit granted to a Participant under the Plan.

(d)	Board. The Board of Directors of the Company.

(e)

Change of Control. The acquisition, without the approval of the Board, by any person or entity, other than the Company or a Related Entity, of more than 20% of the outstanding Shares through a tender offer, exchange offer or otherwise; the liquidation or dissolution of the Company following a sale or other disposition of all or substantially all of its assets; a merger or consolidation involving the Company which results in the Company not being the surviving parent corporation; or any time during any two-year period in which individuals who constituted the Board at the start of such period (or whose election was approved by at least two-thirds of the then members of the Board who were members at the start of the two-year period) do not constitute at least 50% of the Board for any reason. A “Related Entity” is the Parent, a Subsidiary or any employee benefit plan (including a trust forming a part of such a plan) maintained by the Parent, the Company or a Subsidiary.

(f)	Code. The Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute. Any reference to the Code includes the regulations promulgated pursuant to the Code.

(g)	Company. Reinsurance Group of America, Incorporated, a Missouri corporation, or any successor to all or substantially all of its business by merger, consolidation, purchase of assets or otherwise.

(h)

Common Stock. The Company’s common stock, par value $.01 per share, or any securities issued in respect thereof by the Company or any successor to the Company as a result of an event described in Section 3.3 or ARTICLE VII hereof.

(i)

Date of Grant. The date on which a Benefit is granted under the Plan, which shall be no later than the date on which the Board approves such Benefit. If the Board approves the award of any Benefit that is to be granted on a future date or upon the occurrence of a future event (such as a Board meeting), the Date of Grant of such Benefit shall be such future date or the date on which such event occurs.

(j)

Disability. A physical or mental condition arising on or after the effective date of the Plan which, in the opinion of a qualified doctor of medicine chosen by the Company, permanently prevents a Participant from carrying out his or her duties as a member of the Board.

(k)	Effective Date. The date that the Plan, as amended and restated herein, is approved by the shareholders of the Company, which must occur within one year before or after approval by the Board.

(l)	Exchange Act. The Securities Exchange Act of 1934, as amended.

(m)

Fair Market Value. The closing price of a Share on the New York Stock Exchange on a given date, or, in the absence of sales on such date, the closing price on the New York Stock Exchange on the last day on which a sale occurred prior to such date. If the Shares are not listed on the New York Stock Exchange, Fair Market Value shall be what the Board determines in good faith to be 100% of the fair market value of a Share on that date. The determination of Fair Market Value shall be subject to adjustment as provided in Section 3.3 and ARTICLE VII hereof.

(n)

Malfeasance. (1) Conduct, act or omissions which are contrary to a Participant’s duties as a member of the Board or contrary to the best interests of the Company or any of its Affiliates, or which permit removal of a Participant from the Board for cause as provided in the Company’s bylaws or (2) employment of a Participant by or association of a Participant with an organization which competes with the business of the Company or any of its Affiliates.

(o)	Non-Employee Director. A member of the Board who is not an officer or employee of the Company or any of its Affiliates.

(p)	Option. An option to purchase Shares granted under the Plan.

(q)	Parent. Any corporation that is a “parent corporation,” as that term is defined in Section 424(e) of the Code, or any successor provision.

(r)	Participant. An individual who is granted a Benefit under the Plan. Benefits may be granted only to persons who are Non-Employee Directors at the time of grant in the sole discretion of the Board.

(s)

Performance Unit. A hypothetical Share of Common Stock allocated to a Participant on the Company’s records based on the Fair Market Value of the Common Stock as of the Date of Grant. One Performance Unit entitles the individual to whom it is granted to receive one Share or cash equal to the Fair Market Value of one Share at a future date in accordance with the terms of such grant.

(t)	Plan Year. The taxable year of the Company, which is currently the calendar year.

(u)	Restricted Stock. Shares of Common Stock that are subject to forfeiture until provided otherwise in the applicable Agreement or the Plan or as legended on the certificate representing such Shares.

(v)	Retirement. Retirement of a Participant as a member of the Board, other than for failure to be renominated or reelected due to Malfeasance.

(w)	Rule 16b-3. Rule 16b-3 promulgated by the SEC under the Exchange Act, as amended, or any successor rule in effect from time to time.

(x)	SEC. The Securities and Exchange Commission.

(y)	Share. A share of Common Stock.

(z)

Stock Based Award. An award of Common Stock (including Restricted Stock), Options, Performance Units, or other Benefit granted under ARTICLE XlIl that is valued in whole or in part by reference to, or is otherwise based on, Common Stock.

(aa)	Subsidiary. Any corporation that is a “subsidiary corporation,” as that term is defined in Section 424(f) of the Code, or any successor provision.

2.2 Other Definitions. In addition to the above definitions, certain words and phrases used in the Plan and any Agreement may be defined in other portions of the Plan or in such Agreement.

2.3 Conflicts in Plan. In the case of any conflict in the terms of the Plan relating to a Benefit, the provisions in the ARTICLE of the Plan which specifically provides for such Benefit shall control those in a different ARTICLE.

ARTICLE lIl

COMMON STOCK

3.1 Number of Shares. The number of Shares which may be issued or sold or for which other Stock Based Awards may be granted under the Plan shall be 282,500 Shares. Such Shares may be authorized but unissued Shares (subject to payment of any required par value), Shares held in the treasury, or both. The maximum dollar amount with respect to which Benefits may be granted to any Participant under the Plan in any one year period shall not exceed $900,000. Pursuant to Section 9.3 of the Plan, any Shares subject to a Participant’s election pursuant to Section 9.3 of this Plan generally shall not be counted against the Share reserve of this Plan and shall, instead, count against Shares granted pursuant to the Phantom Stock Plan for Directors of Reinsurance Group of America, Incorporated as amended from time to time (“Phantom Plan”).

3.2 Reusage. If an Option expires or is terminated, surrendered or canceled without having been fully exercised, if Restricted Stock or Performance Units are forfeited, or if any other grant results in any Shares not being issued, the Shares covered by such Option, grant of Restricted Stock, Performance Units or other grant, as the case may be, shall again be available for use under the Plan. In addition, Shares tendered or withheld in payment of the exercise price for Options or in satisfaction of withholding taxes for any Benefit shall be available again for use under the Plan.

3.3 Adjustments. If there is any change in the Common Stock of the Company by reason of any extraordinary dividend, stock dividend, spin-off, split-up, spin-out, recapitalization, warrant or rights issuance or combination, exchange or reclassification of shares, merger, consolidation, reorganization, sale of substantially all assets or in the Board’s sole discretion, other similar or relevant event, then the number, kind and class of shares available for Stock Based Awards and the number, kind and class of shares subject to outstanding Stock Based Awards, and the price thereof, as applicable, shall be appropriately adjusted by the Board. The adjustment provisions of this Section 3.3 shall apply to individual limitations under the Plan (e.g., limitations on the number of shares covered by any type of Benefit in any one year period).

3.4 Exclusions from Share Limitation. The following will not be applied to the Share limitations of Section 3.1 above: (i) dividends or dividend equivalents paid in cash in connection with outstanding Benefits; (ii) Benefits which by their terms may be settled only in cash; (iii) any Shares subject to a Benefit under the Plan which Benefit is forfeited, cancelled, terminated, expires or lapses for any reason; and (iv) Shares and any Benefits that are granted through the settlement, assumption, or substitution of outstanding awards previously granted, or through obligations to grant future awards, as the result of a merger, consolidation, or acquisition of the employing company with or by the Company.

ARTICLE IV

ADMINISTRATION

4.1 Board. The Plan shall be administered by the Board. All determinations of the Board, in its sole discretion, shall be conclusive.

4.2 Authority. Subject to the terms of the Plan, and in particular Section 4.3, the Board shall have the sole discretionary authority to:

(a)	determine the individuals to whom Benefits are granted, the type and amounts of Benefits to be granted and the time of all such grants;

(b)

determine the terms, conditions, provisions and restrictions that may apply to each Benefit granted, which determinations of the terms, conditions, provisions and restrictions need not be uniform among all Participants;

(c)	interpret and construe the Plan and all Agreements;

(d)	prescribe, amend and rescind rules and regulations relating to the Plan;

(e)	determine the content and form of all Agreements;

(f)	determine all questions relating to Benefits under the Plan;

(g)	make all determinations as to the right to Benefits under the Plan, including the authority to review and approve or deny Participant claims for benefits;

(h)	maintain accounts, records and ledgers relating to Benefits;

(i)	maintain records concerning its decisions and proceedings;

(j)	employ agents, attorneys, accountants or other persons for such purposes as the Board considers necessary or desirable;

(k)	take, at any time, any action permitted by Section 7.1 irrespective of whether any Change of Control has occurred or is imminent;

(l)	do and perform all acts which it may deem necessary or appropriate for the administration of the Plan and to carry out the purposes of the Plan; and

(m)	correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any Benefit in the manner and to the extent it shall deem desirable.

All determinations of the Board in the administration of this Plan, as described herein, shall be final, binding and conclusive, including, without limitation, as to any adjustments pursuant to Section 3.3. In exercising such authority, the Board may obtain such advice or assistance as it deems appropriate from persons not serving on the Board.

ARTICLE V

AMENDMENT

5.1 Power of Board. Except as hereinafter provided and subject to Section 5.2, the Board shall have the sole right and power to amend the Plan at any time and from time to time. Except as provided in this ARTICLE V, the Board may at any time alter or amend any or all Agreements under this Plan to the extent permitted by law and subject to the requirements of Section 2.1(b), in which event, as provided in Section 2.1(b), the term “Agreement” shall mean the Agreement as so amended. No termination, suspension or modification of this Plan may materially and adversely affect any right acquired by any Participant (or a Participant’s legal representative) or any successor or permitted transferee under a Benefit granted before the date of termination, suspension or modification, unless otherwise provided in an Agreement or otherwise or required as a matter of law. It is conclusively presumed that any adjustment for changes in capitalization provided for in Sections 3.3 hereof does not adversely affect any right of a Participant or other person under a Benefit.

5.2 Limitation. The Board may not amend the Plan (i) without approval of the shareholders of the Company if shareholder approval would be required for such an amendment under the rules of the New York Stock Exchange or (ii) in a manner that would violate applicable law.

ARTICLE Vl

TERM. TERMINATION. MODIFICATION AND REPLACEMENT

6.1 Term. The original effective date of the Plan was January 1, 1997 and the Plan as Amended and Restated herein shall commence on the Effective Date, subject to the terms of the Plan, including those requiring approval by the shareholders of the Company and those limiting the period over which any Benefits may be granted, shall continue in full force and effect until terminated.

6.2 Termination. The Plan will terminate automatically on May 23, 2027. In addition, the Plan may be terminated at any time by the Board. The Plan will remain in effect with respect to outstanding Benefits until no Benefits remain outstanding.

6.3 Affect on Benefits. Subject to the provisions of Section 6.4, the amendment or termination of the Plan shall not adversely affect a Participant’s right to any Benefit granted prior to such amendment or termination.

6.4 General Modification Rules. Any Benefit granted may be converted, modified, forfeited or canceled, in whole or in part, by the Board if and to the extent permitted in the Plan or applicable Agreement or with the consent of the Participant to whom such Benefit was granted. The Board, in its sole discretion, may accelerate the vesting of a Benefit at any time. The Board may, for such consideration (if any) as it may deem adequate and with the prior consent of the Participant, modify the terms of any outstanding Option or stock appreciation rights; provided, however, that except to the extent permitted by Section 6.5, no Option or stock appreciation right may be repriced, replaced or regranted through cancellation, or by lowering the exercise price of such Option or stock appreciation right, and no Option or stock appreciation right with an exercise price that exceeds Fair Market Value of a share of Common Stock shall be canceled, purchased or exchanged for a cash payment, without shareholder approval.

6.5 Special Modification in the Event of a Corporate Transaction. In the event of a corporate transaction (within the meaning of Treas. Reg. § 1.424-1(a)(3)), the Board may provide for the assumption or substitution of outstanding Options or stock appreciation rights, provided that the requirements of Treas. Reg. § 1.409A- 1(b)(v)(D) are satisfied.

6.6 Replacement of Benefits. The Board may permit a Participant to elect to surrender a Benefit in exchange for a new Benefit. Options known as “reload stock options” and other automatic grants to Participants are prohibited under the Plan.

6.7 No Discounted Options; No Repricing. Options may not be granted with an exercise price lower than the Fair Market Value of the underlying Shares on the grant date (except to the extent awards are assumed or substituted in connection with a corporate transaction as described in Section 6.5). The exercise price of an Option shall not be reduced after grant, including by reason of cancellation, cash buyout or exchange of an underwater Option, without shareholder approval.

ARTICLE Vll

CHANGE OF CONTROL

7.1 Right of Board. In order to maintain a Participant’s rights in the event of a Change in Control, the Board, in its sole discretion, may, in any Agreement evidencing a Benefit, or at any time prior to, simultaneously with or after a Change in Control, provide such protection as it may deem necessary. Without, in any way, limiting the generality of the foregoing provisions or requiring any specific protection, the Board may:

(a) provide for the acceleration of any time periods relating to the exercise or realization of such Benefit so that such Benefit may be exercised or realized in full on or before a date fixed by the Board;

(b) provide for the purchase of such Benefit, upon the Participant’s request, for an amount of cash equal to the amount which could have been attained upon the exercise or realization of such Benefit had such Benefit been currently exercisable or payable;

(c) make such adjustment to the Benefits then outstanding as the Board deems appropriate to reflect such transaction or change; and/or

(d) cause the Benefits then outstanding to be assumed, or new Benefits substituted therefor, by the surviving corporation in such change.

ARTICLE Vlll

TERMS AND CONDITIONS OF BENEFITS

8.1 Grant Evidenced by Agreement. The grant of any Benefit under the Plan may be evidenced by an Agreement that describes the specific Benefit granted and the terms and conditions of the Benefit. The granting of any Benefit may be subject to, and conditioned upon, the recipient’s execution of any Agreement to the extent required by the Board. All capitalized terms used in an Agreement shall have the same meaning as in the Plan, except as otherwise provided in the Agreement. An Agreement shall be subject to all of the terms of the Plan.

8.2 Provisions of Agreement. Each Agreement shall contain such provisions that the Board shall determine to be necessary, desirable and appropriate for the Benefit granted which may include, but not be limited to, the following with respect to any Benefit: description of the type of Benefit; the Benefit’s duration; its transferability; if an Option, the exercise price, the exercise period and the person or persons who may exercise the Option; the effect upon such Benefit of the Participant’s death or termination of employment; the Benefit’s conditions; when, if and how any Benefit may be forfeited, converted into another Benefit, modified, exchanged for another Benefit, replaced or transferred; and the restrictions on any Shares purchased or granted under the Plan.

8.3 Non-Transferability. Except as otherwise expressly provided in an Agreement, any Benefit granted to an individual who is subject to Section 16 of the Exchange Act shall be not transferable other than by will or the laws of descent and distribution and shall be exercisable during his lifetime only by him, his guardian or his legal representative.

8.4 Fair Market Value. If the number of any Stock Based Awards to be granted is determined based on the value of the Common Stock, such number shall be determined using a value not less than the Fair Market Value of a Share as of the Date of Grant, and the per share exercise price of any Option awarded under the Plan shall not be less than the Fair Market Value of a Share as of the Date of Grant (except to the extent awards are assumed or substituted in connection with a corporate transaction as described in Section 6.5 above).

8.5 Tandem Awards. Awards may be granted by the Board in tandem.

ARTICLE IX

PAYMENT, DIVIDENDS, DEFERRAL AND WITHHOLDING

9.1 Payment by Participant. Upon the exercise of an Option or in the case of any other Benefit that requires a payment to the Company, the amount due the Company is to be paid:

(a)	in cash;

(b)	by the tender to the Company of Shares owned by the Participant and registered in his name having a Fair Market Value equal to the amount due to the Company;

(c)	in other property, rights and credits, including the Participant’s promissory note if permitted under applicable law;

(d)	by net exercise; or

(e)	by any combination of the payment methods specified in (a), (b), (c) and (d) above.

Notwithstanding the foregoing, any method of payment other than cash may be used only with the consent of the Board or if and to the extent so provided in an Agreement or the terms of an award. The proceeds of the sale of Common Stock purchased pursuant to an Option and any payment to the Company for other Benefits shall be added to the general funds of the Company or to the Shares held in treasury, as the case may be, and used for the corporate purposes of the Company as the Board shall determine.

9.2 Dividend Equivalents. Grants of Stock Based Awards may include dividend equivalent payments or dividend credit rights. The payment of dividend equivalents or dividend credits attributable to an unvested Benefit is not permitted during the period in which the Benefit is unvested. Dividend equivalents and dividend credits may be accumulated during the vesting period of the underlying Benefit and paid out only to the extent the Benefit has vested. Additionally, Participants holding Options or stock appreciation rights shall not be granted dividend equivalent or dividend credits for any period prior to the exercise of such Option or stock appreciation right.

9.3 Deferral. Unless otherwise specified by the Board, a Participant may elect, with respect to any Plan Year, to receive a grant of Performance Units in lieu of another Stock Based Award by making and filing with the Board a written irrevocable election prior to the beginning of such Plan Year (or, in the case of a person who becomes a Participant after the beginning of a Plan Year, within 30 calendar days after becoming a Participant). Unless otherwise specified by the Board, shares subject to a Participant’s deferral election under this Section 9.3 shall count against Shares granted pursuant to the Phantom Plan and shall not be counted against the Share reserve of this Plan. Shares deferred pursuant to this Section 9.3 that are counted under the Phantom Plan shall be governed by the terms and conditions of the Phantom Plan.

9.4 Withholding. The Company, at the time any distribution is made under the Plan, whether in cash or in Shares, may withhold from such distribution any amount necessary to satisfy any federal, state and local income tax withholding requirements with respect to such distribution. Such withholding may be in cash or in Shares.

ARTICLE X

OPTIONS

10.1 Authorization. The Board may grant Options upon such terms and conditions as the Board may determine. Each Option shall be evidenced by an Agreement. In no event may Options known as “reload options” or other automatic grants to Participants be granted under the Plan.

10.2 Exercise Price. The per share exercise price of any Option awarded under the Plan shall not be less than the Fair Market Value of a Share of Common Stock as of the Date of Grant.

10.3 Payment of Exercise Price. The payment of the exercise price for Shares under an Option shall be made in accordance with Section 9.1.

ARTICLE Xl

RESTRICTED STOCK

11.1 Authorization. The Board may grant Benefits as Restricted Stock. Shares of Restricted Stock shall be issued and delivered at the time of the grant. Each certificate representing Shares of Restricted Stock shall bear a legend referring to the Plan and the risk of forfeiture of the Shares and stating that such Shares are nontransferable until all restrictions have been satisfied and the legend has been removed. The grantee shall be entitled to full voting and dividend rights with respect to all shares of Restricted Stock from the Date of Grant; provided, however, that dividend payments may be accumulated during the vesting period and paid out only to the extent the Restricted Stock has vested.

11.2 Non-Transferability. Shares of Restricted Stock shall not be transferable until after the removal of the legend with respect to such Shares.

ARTICLE Xll

PERFORMANCE UNITS

12.1 Authorization. The Board may grant Performance Units.

12.2 Number. Unless otherwise approved by the Board or as set forth in an Agreement, the number of Performance Units granted in lieu of the payment of a director’s meeting fee or retainer shall equal the number of Shares of Common Stock determined by dividing the amount of the applicable meeting fee or retainer by the Fair Market Value of a Share on the Date of Grant, rounding up to the nearest whole Share.

12.3 Administration. Any Performance Units granted to a Participant shall be credited to a Performance Unit Account (the “Account”) established and maintained for such Participant. A Participant’s Account shall be the record of Performance Units granted to the Participant under the Plan, is solely for accounting and recordkeeping purposes and shall not require a segregation of any Company assets or the setting aside for registering in the name of a Participant any Common Stock. The Performance Units shall be allocated to a Participant’s Account by the

Board on the business day following the Date of Grant of such Performance Units. Each allocation of Performance Units under the Plan to a participant under the Plan and the number and value of such Performance Units as of the date of allocation shall be communicated by the Board in writing to the participant within thirty (30) days after the date of allocation.

12.4 Terms and Conditions. The grant of Performance Units shall be subject to the terms and conditions set forth in the applicable Agreement.    If a Participant shall be determined, in the sole judgment of the Board, to be guilty of Malfeasance, such Participant shall forfeit all rights to the Performance Units.

12.5 Payment. At the end of any imposed restricted or deferral period, if applicable, the Participant shall be entitled to receive from the Company, with respect to each Performance Unit, either (i) cash equal to the Fair Market Value of a Share at that time, or (ii) one Share; provided that unless otherwise approved by the Board, a Performance Unit representing a partial Share shall be paid only in cash. A Participant will not be entitled to receive any earnings on the value of his or her Performance Units with respect to the period between the end of the applicable restricted or deferral period and the receipt of payment under the Plan.

ARTICLE Xlll

OTHER BENEFITS

13.1 Other Stock Based Awards. The Board shall have the right to grant other Stock Based Awards which may include, without limitation, the grant of Shares based on certain conditions, the payment of cash based on the performance of the Common Stock, and the grant of securities convertible into Shares.

13.2 Other Benefits. The Board shall have the right to provide types of Benefits under the Plan in addition to those specifically listed, if the Board believes that such Benefits would further the purposes for which the Plan was established.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.1 Underscored References. The underscored references contained in the Plan are included only for convenience, and they shall not be construed as a part of the Plan or in any respect affecting or modifying its provisions.

14.2 Number and Gender. The masculine and neuter, wherever used in the Plan, shall refer to either the masculine, neuter or feminine; and, unless the context otherwise requires, the singular shall include the plural and the plural the singular.

14.3 Governing Law/Venue. This Plan shall be construed and administered in accordance with the laws of the State of Missouri, without giving regard to the conflict of laws provisions thereof. Any legal action against the Plan, the Company, an Affiliate, or the Board may only be brought in the Circuit Court in St. Louis County and/or the United States District Court in St. Louis, Missouri.

14.4 Purchase for Investment. The Board may require each person purchasing Shares pursuant to an Option or other award under the Plan to represent to and agree with the Company in writing that such person is acquiring the Shares for investment and without a view to distribution or resale. The certificates for such Shares may include any legend which the Board deems appropriate to reflect any restrictions on transfer. All certificates for Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Board may deem advisable under all applicable laws, rules and regulations, and the Board may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

14.5 No Effect on Other Benefits. Payments and other benefits received by a Participant under a Benefit pursuant to this Plan shall not have any effect on the determination of benefits under any other employee benefit plan (including any benefits awarded under the Company’s Phantom Plan), contract or similar arrangement provided by the Company or an Affiliate, unless expressly so provided by such other plan, contract or arrangement.

14.6 Rights as Shareholders. A Participant shall have no right as a shareholder with respect to any securities covered by a Benefit until the date the Participant becomes the holder of record.

14.7 Date of Grant. The date and time of approval by the Board of the granting of a Benefit shall be considered the date and time at which such Benefit is made or granted, or such later effective date as determined by the Board, notwithstanding the date of any Agreement with respect to such Benefit.

14.8 Beneficiary Upon Participant’s Death. To the extent that the transfer of a Participant’s Benefit at death is permitted by this Plan or under an Agreement, (i) a Participant’s Benefit shall be transferable to the beneficiary, if any, designated on forms prescribed by and filed with the Board and (ii) upon the death of the Participant, such beneficiary shall succeed to the rights of the Participant to the extent permitted by law and this Plan. If no such designation of a beneficiary has been made, the Participant’s legal representative shall succeed to the Benefits, which shall be transferable by will or pursuant to laws of descent and distribution to the extent permitted by this Plan or under an Agreement.

14.9 Unfunded Plan. This Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Benefits under this Plan. Neither the Company, its Affiliates, nor the Board shall be deemed to be a trustee of any amounts to be paid under this Plan nor shall anything contained in this Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant or successor. To the extent any person acquires a right to receive a Benefit under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

14.10 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.